THIS SECURED DEBENTURE, AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE "SECURITIES"), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO REGULATION D OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE. FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN MASTER SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "MASTER SUBORDINATION AGREEMENT"), DATED AS OF NOVEMBER ___, 2005, BY AND AMONG SUNSET BRANDS, INC., U.S MILLS, INC., IBF FUND LIQUIDATING LLC, AS SELLER, IBF FUND LIQUIDATING LLC, AS DEBENTURE HOLDER, AND CAPITALSOURCE FINANCE LLC. EACH HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE MASTER SUBORDINATION AGREEMENT.

THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN JUNIOR SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "JUNIOR SUBORDINATION AGREEMENT"), DATED AS OF NOVEMBER ___, 2005, BY AND AMONG SUNSET BRANDS, INC., U.S MILLS, INC., IBF FUND LIQUIDATING LLC, AS SENIOR CREDITOR, AND IBF FUND LIQUIDATING LLC, AS SUBORDINATED CREDITOR. EACH HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE JUNIOR SUBORDINATION AGREEMENT.

SECURED DEBENTURE

SUNSET BRANDS, INC.

12% Secured Convertible Debenture

November __, 2008

US$5,000,000

This Secured Debenture (collectively with any reissue, substitution or replacement thereof, the "Debenture") is issued on November __, 2005 (the "Closing Date") by Sunset Brands, Inc., a Nevada corporation (the "Company"), to IBF Fund Liquidating LLC (together with its permitted successors and assigns, the "Holder") pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act")

ARTICLE I.

Section 1.01     Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder on November __, 2008 in lawful money of the United States of America and in immediately available funds the principal sum of Five Million Dollars ($5,000,000.00), together with interest on the unpaid principal of this Debenture at the rate of twelve percent (12%) per year (computed on the basis of a 365-day year and the actual days elapsed) from the Closing Date until paid. The entire principal amount and all accrued interest shall be paid to the Holder on the third (3rd) anniversary of the Closing Date. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to convert this Debenture for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion (which provision may be waived by the Holder by written notice from the Holder to the Company, which notice shall be effective 61 days after the date of such notice).

Section 1.02     Optional Conversion. The Holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the "Conversion Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), at the price per share (subject to adjustment pursuant to Section 5.02(h), the "Conversion Price") equal to $0.37. No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To convert this Debenture, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit "A" to this Debenture, with appropriate insertions (the "Conversion Notice"), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the "Conversion Date") shall be deemed to be the date set forth in the Conversion Notice.

Section 1.03     Reservation of Common Stock. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion, based upon the Conversion Price. If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, then the Company shall call and hold a special meeting of its stockholders within thirty (30) days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

Section 1.04     Right of Redemption. The Company at its option shall have the right to redeem, with three (3) business days advance written notice (the "Redemption Notice"), a portion or all outstanding convertible debenture. The redemption price shall be one hundred twenty percent (120%) of the amount redeemed plus accrued interest. The Holder shall have the right to convert all or any part of this Debenture at its discretion, even after receipt of a Redemption Notice.

Section 1.05     Registration Rights. The Company is obligated to register the resale of the Conversion Shares under the Securities Act pursuant to the terms of a Registration Rights Agreement between the Company and the Holder of even date herewith (the "Registration Rights Agreement").

Section 1.06     Interest Payments. The interest so payable will be paid at the time of maturity or conversion to the person in whose name this Debenture is registered. At the time such interest is payable, the Company, in its sole discretion, may elect to pay the interest in cash (via wire transfer or certified funds) or in the form of Common Stock. If paid in the form of Common Stock, the amount of stock to be issued will be calculated as follows: the value of the stock shall be the closing bid price of the Company's Common Stock on: (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. A number of shares of Common Stock with a value equal to the amount of interest due shall be issued. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total interest due, the Company will pay the balance in cash.

Section 1.07     Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days' written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. The Company may act in any such capacity.

Section 1.08     Secured Nature of Debenture. This Debenture is secured by all of the assets and property of the Company and U.S. Mills, Inc. as set forth in the Junior Security Agreement dated as of the date hereof among the Company, U.S. Mills, Inc. and the Holder (the "Security Agreement"), the Junior Pledge Agreement, dated as of the date hereof, by and between the Company and the Holder (the "Pledge Agreement"), and the Junior Intellectual Property Security Agreement, dated as of the date hereof by and among the Company, the Holder and U.S. Mills, Inc. (the "IP Security Agreement"). As set forth in the Security Agreement, the Holder's security interest shall terminate upon the indefeasible payment in full of all Obligations (as defined in the Security Agreement) and the termination of the Security Agreement.

Section 1.09     Transaction Documents. "Transaction Documents" means the Security Agreement, the IP Security Agreement, the Pledge Agreement, the Irrevocable Transfer Agent Instructions and the Registration Rights Agreement.

ARTICLE II.

Section 2.01     Amendments and Waiver of Default. The Debenture may not be amended. Notwithstanding the above, without the consent of the Holder, the Debenture may be amended to cure any ambiguity, defect or inconsistency, or to provide for assumption of the Company obligations to the Holder.

ARTICLE III.

Section 3.01     Events of Default.

(a)     An "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) (an Event of Default shall only be deemed to have occurred only after the Holder delivers written notice to the Company of such event (the "Notice of Default") and provides the Company with ten (10) days to cure such event (the "Cure Period")); provided, however, that no Cure Period shall apply to the Events of Default described in Sections 3.01(a)(3), (4) or (11):

(1)     Any default in the payment of the principal of, interest on or other charges in respect of this Debenture, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);

(2)     The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture or any Transaction Document (as defined herein) which is not cured with in the time prescribed;

(3)     The Company or any subsidiary of the Company (with the exception of Low Carb Creations, Inc.) shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(4)     The Company or any subsidiary of the Company (with the exception of Low Carb Creations, Inc.) shall default in any of its obligations under any other debenture or any mortgage, credit agreement, security agreement, promissory notes or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, including, without limitation, under the financing or other documents between the Company and CapitalSource Finance, LLC and between the Company and IBF Fund Liquidating LLC;

(5)     The Common Stock shall cease to be quoted for trading or listed for trading on either The National Association of Securities Dealers Inc.'s Over-The-Counter Bulletin Board ("OTCBB"), Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each, a "Subsequent Market") and shall not again be quoted or listed for trading thereon within five (5) trading days of such delisting;

(6)     The Company or any subsidiary of the Company (with the exception of Low Carb Creations, Inc.) shall be a party to any Change of Control Transaction unless the proceeds of such transaction are used to pay this Debenture in full as of the closing date thereof. For purposes of this Section "Change of Control Transaction" means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c);

(7)     The Company shall fail to file the Registration Statement (as such term is defined in Registration Rights Agreement of even date herewith) with the SEC, or the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall not have been declared effective by the SEC, in each case within the time periods set forth in the Registration Rights Agreement of even date herewith between the Company and the Holder;

(8)     If the effectiveness of the Registration Statement lapses for any reason or the Holder shall not be permitted to resell the shares of Common Stock underlying this Debenture under the Registration Statement, in either case, for more than five (5) consecutive trading days or an aggregate of eight (8) trading days (which need not be consecutive trading days);

(9)     The Company shall fail for any reason to deliver Common Stock certificates to a Holder prior to the fifth (5th) trading day after a Conversion Date or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of this Debenture in accordance with the terms hereof;

(10)     The Company shall fail to complete its merger with U.S. Mills, Inc. for any reason;

(11)     An event of default under the financing or other documents between the Company and CapitalSource Finance, LLC and between the Company and IBF Fund Liquidating LLC, which is not cured with in the time prescribed thereto or is not waived, shall be deemed an Event of Default herein;

(b)     During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and remains uncured with in the time prescribed or is not waived, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash, provided however, the Holder may request (but shall have no obligation to request) payment of such amounts in Common Stock of the Company.

Section 3.02     Failure to Issue Unrestricted Common Stock. As indicated in Article III Section 3.01, a breach by the Company of its obligations under the Registration Rights Agreement shall be deemed an Event of Default, which if not cured within ten (10) days, shall entitle the Holder to accelerate full repayment of all debentures outstanding and accrued interest thereon or, notwithstanding any limitations contained in this Debenture and/or the Securities Purchase Agreement, to convert all debentures outstanding and accrued interest thereon into shares of Common Stock pursuant to Section 1.02 herein. The Company acknowledges that failure to honor a Notice of Conversion shall cause irreparable harm to the Holder.

ARTICLE IV.

Section 4.01     Rights and Terms of Conversion. This Debenture, in whole or in part, may be converted at any time following the Closing Date, into shares of Common Stock at a price equal to the Conversion Price as described in Section 1.02 above.

Section 4.02     Re-issuance of Debenture. When the Holder elects to convert, sell, assign or otherwise transfer a part of the Debenture, the Company shall, within three days of the

Holder's request, reissue a new Debenture or Debentures, as applicable in the same form as this Debenture to reflect the new principal amount(s).

ARTICLE V.

Section 5.01     Anti-dilution. In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination as the case may be.

Section 5.02     Covenants.

(a)     Consent of Holder to Sell Capital Stock or Grant Security Interests. Except for the capital stock to be issued under this Debenture or any issuances of capital stock or other securities to IBF Fund Liquidating LLC pursuant to the Amended and Restated Merger Agreement, dated as of November __, 2005, among IBF Fund Liquidating LLC, the Company, U.S. Mills, Inc. and USM Acquisition Sub, Inc. and the other agreements contemplated thereby, so long as any of the principal of or interest on this Debenture remains unpaid and unconverted, the Company shall not, without the prior consent of the Holder (i) issue or sell any Common Stock or preferred stock with or without consideration, (ii) issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock or preferred stock with or without consideration, or (iii) enter into any security instrument granting a security interest in any of the assets of the Company other than the Revolving Credit, Term Loan and Security Agreement dated as of the date hereof by and among the Company, U.S. Mills, Inc. and Capitalsource Finance LLC and related documents (as such may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms) and the Security Agreement and related documents (as such may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms). Notwithstanding the foregoing, the above restriction shall not apply to: (a) options to purchase shares of Common Stock, provided (I) such options are issued on or after the date hereof to employees of the Company, (II) the exercise price of such options is not less than the higher of (i) the closing bid price of the Common Stock, as quoted by Bloomberg, LP, on the date of issuance of such option or (ii) $0.37 per share, and (III) such issuance is limited to no more than 20% of the Company's outstanding shares of Common Stock on a fully diluted basis; (b) the issuance or sale of securities of the Company where the proceeds of such issuance or sale pay the outstanding principal and accrued interest of this Debenture in full as of the closing date thereof or (c) shares of Common Stock for consideration per share equal to or greater than the Conversion Price, and (ii) any rights, warrants or options to subscribe for or purchase Common Stock or securities convertible into or exercisable for shares of Common Stock, in each case, where the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is equal to or greater than the Conversion Price.

(b)     Form D. The Company agrees to file a Form D with respect to the Conversion Shares as required under Regulation D and to provide a copy thereof to the Holder promptly after such filing. The Company represents and warrants that it has taken such action as it has determined is necessary to qualify the Conversion Shares, or obtained an exemption for the sale of the Conversion Shares to the Holder, under applicable securities or "Blue Sky" laws of the states of the United States, and has provided evidence of any such action so taken to the Holder.

(c)     Reporting Status. Until the earlier of (i) the date as of which the Holder may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or any successor thereto), and (ii) the date on which (A) the Holder shall have sold all the Conversion Shares and (B) this Debenture is no longer outstanding, the Company shall file in a timely manner all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

(d)     Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the issuance of the Conversion Shares. If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Conversion Shares, the Company shall call and hold a special meeting of the shareholders within thirty (30) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company's management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

(e)     Listing or Quotation. The Company shall promptly secure the listing or quotation of the Conversion Shares upon each national securities exchange, automated quotation system or the OTCBB or other market, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable under the terms of this Debenture. The Company shall maintain the Common Stock's authorization for quotation on the OTCBB or any applicable Subsequent Market.

(f)     Transactions With Affiliates. So long as this Debenture is outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary's officers, directors, persons who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the

Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party and (d) any agreement, transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company; for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

(g)     Transfer Agent. The Company covenants and agrees that, in the event that the Company's agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions (as defined herein).

(h)     Corporate Existence. If the Company at any time after the date of issuance of this Debenture subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable upon conversion of this Debenture will be proportionately increased. If the Company at any time after the date of issuance of this Debenture combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares issuable upon conversion of this Debenture will be proportionately decreased. Any adjustment under this Section 5.02(h) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(i)     Transfer Agent Instructions. Simultaneously with the execution and deliver of this Debenture, the Company shall execute and deliver Irrevocable Transfer Agent Instructions, substantially in the form attached hereto as Exhibit B (the "Irrevocable Transfer Agent Instructions"), to its transfer agent irrevocably appointing Western States Transfer and Registrar, Inc. as the Company's agent for purpose of having certificates issued, registered in the name of the Holder or its nominee(s), for the Conversion Shares representing such amounts of this Debenture as specified from time to time by the Holder to the Company upon conversion of this Debenture, for interest owed pursuant to this Debenture, and for any and all Liquidated Damages (as defined in the Registration Rights Agreement). Western States Transfer and Registrar, Inc. shall be paid a cash fee of Fifty Dollars ($50) for every occasion it acts pursuant to the Irrevocable Transfer Agent Instructions. The Company shall not change its transfer agent without the express written consent of the Holder, which may be withheld by the Holder in its sole discretion; provided, however, that Company shall be permitted to change its transfer agent to Continental Stock Transfer & Trust Company. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions will be given by the Company to its transfer agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 5.02(i) shall affect in any way the Holder's obligations and agreement to comply with all applicable securities laws upon resale of Conversion Shares. If the Holder provides the Company with an opinion of counsel, in form, scope and substance customary for opinions of counsel in comparable transactions to the effect that registration of a resale by the Holder of any of the Conversion Shares is not required under the Securities Act, the Company shall within two (2) business days instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Holder. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5.02(i) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5.02(i), that the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(j)     Transfer of Debenture. The Holder shall be permitted to sell, assign, transfer or otherwise dispose of (a "Disposition") all or any portion of this Debenture from time to time; provided, that the Holder shall provide the Company with 30 days' prior written notice of any such Disposition if the consummation of such Disposition is proposed to occur prior to the date that is 360 days following the date hereof.

ARTICLE VI.

Section 6.01     Notice. Notices regarding this Debenture shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company, to:	Sunset Brands, Inc.
10990 Wilshire Blvd - Suite 1220
Los Angeles, CA 90024
Attention: Todd Sanders
Telephone: (310) 478-4600
Facsimile: (310) 478-4601

With a copy to:	Hodgson Russ LLP
60 East 42nd Street - 37th Floor
New York, NY 10165
Attention: Jeffrey A. Rinde, Esq.
Telephone: (212) 661-3535
Facsimile: (212) 972-1677

If to the Holder:	IBF Fund Liquidating LLC
c/o Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Arthur J. Steinberg, Esq. Manager
Telephone: (212) 836-8564
Facsimile: (212) 836- 6157

With a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Emanuel S. Cherney, Esq.
Telephone: (212) 836-7061
Facsimile: (212) 836-7152

Section 6.02     Governing Law. This Debenture shall be deemed to be made under and shall be construed in accordance with the laws of the State of New York without giving effect to the principals of conflict of laws thereof. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the District of the State of New York or the state courts of the State of New York sitting in New York County, New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 6.03     Severability. The invalidity of any of the provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force and effect.

Section 6.04     Entire Agreement and Amendments. This Debenture represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 6.05     Counterparts. This Debenture may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute on instrument.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

SUNSET BRANDS, INC.

By:
Name: Todd Sanders
Title: President & CEO

EXHIBIT "A"

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert US$ of the principal amount of the above Debenture into Shares of Common Stock of Sunset Brands, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	US$
Amount of Debenture unconverted:	US$
Conversion Price per share:	US$
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Issue to:
Authorized Signature:
Name:
Title:
Phone Number:
Broker DTC Participant Code:
Account Number: